CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of ETF Series Trust ("the Fund") and to the use of our opinion dated September 3, 2013 on the statement of assets and liabilities as of September 3, 2013 of the Fund. Such financial statement appears in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 3, 2013